Exhibit 5.1

ATTORNEYS AT LAW LLP ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM

May 21, 2024 Processa Pharmaceuticals, Inc. 7380 Coca Cola Drive, Suite 106 Hanover, MD 21076

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 of Processa Pharmaceuticals, Inc. a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed issuance from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (a) common stock, par value $0.0001 per share (the “Common Stock”), (b) one or more series of preferred stock, par value $0.0001 per share (the “Preferred Stock”), (c) warrants to purchase the Company’s common stock or preferred stock (“Warrants”) and (d) units (the “Units”) that relate to or are comprised of any of the foregoing securities (collectively, the “Offered Securities”).

In rendering the opinions set forth herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a) The Registration Statement;

(b) The Fourth Amended and Restated Certificate of Incorporation of the Company (the “Charter”);

(c) The amended and restated Bylaws of the Company (the “Bylaws”); and

(d) Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the registration of the Offered Securities.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO Salt lake city SAN DIEGO SAN FRANCISCO SILICON VALLEY	Tallahassee TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

May 21, 2024

In our examination, we have assumed the genuineness of all manual and electronic signatures (including, without limitation, signatures delivered via electronic signature systems such as DocuSign, SecureDocs, or comparable electronic signature methods or systems), including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinions stated in paragraphs 1 through 4 below presume that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Offered Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement with respect to such Offered Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable transaction agreements shall have been duly authorized, executed and delivered by the Company and the other parties thereto, including, if such Offered Securities are to be sold or otherwise distributed pursuant to an underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Offered Securities and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board; and (v) the terms of the applicable transaction agreements and the issuance and sale of such Offered Securities have been duly established in conformity with the Charter so as not to violate any applicable law, the Charter or the Bylaws, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrant Agent and Unit Agent, as applicable.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. With respect to any shares of the Common Stock offered by the Company pursuant to the Registration Statement (the “Offered Common Stock”), when (a) the general conditions shall have been satisfied, (b) if the Offered Common Stock is to be certificated, certificates in the form required under the Delaware General Corporation Law (“DGCL”) representing the shares of Offered Common Stock are duly executed and countersigned, and (c) the shares of Offered Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Common Stock, when issued and sold or otherwise distributed in accordance with the provisions of the applicable transaction agreements and, if distributed pursuant to an underwritten offering, in accordance with the provisions of the underwriting agreement or purchase agreement with respect thereto, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than the par value per share of the Common Stock.

May 21, 2024

2. With respect to any shares of the Preferred Stock offered by the Company pursuant to the Registration Statement (the “Offered Preferred Stock”), when (a) the general conditions shall have been satisfied, (b) the Board, or a duly authorized committee thereof, has duly adopted articles supplementary for the Offered Preferred Stock in accordance with the DGCL, (c) such articles supplementary have been duly filed with and accepted for record by the Secretary of the State of Delaware establishing the relative powers, designations, preferences, rights, qualifications, limitations or restrictions of such Offered Preferred Stock, (d) if the Offered Preferred Stock is to be certificated, certificates in the form required under the DGCL representing the shares of Offered Preferred Stock are duly executed and countersigned, and (e) the shares of Offered Preferred Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Preferred Stock, when issued and sold or otherwise distributed in accordance with the provisions of the applicable transaction agreements and, if distributed pursuant to an underwritten offering, in accordance with the provisions of the underwriting agreement or purchase agreement with respect thereto, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than the par value per share of the Preferred Stock.

3. With respect to any Warrants offered by the Company pursuant to the Registration Statement (the “Offered Warrants”), when (a) the general conditions shall have been satisfied, (b) the shares of Common Stock, shares of Preferred Stock or other securities described in the Registration Statement for which the Offered Warrants are exercisable have been duly authorized for issuance by the Company, (c) the terms of the Offered Warrants have been established in accordance with the Warrant Agreement, and (d) the Offered Warrants have been duly executed (if certificated) and delivered in accordance with the provisions of the applicable Warrant Agreement, the Offered Warrants, when issued and sold or otherwise distributed in accordance with the provisions of the applicable Warrant Agreement and, if distributed pursuant to an underwritten offering, in accordance with the provisions of the underwriting agreement or purchase agreement with respect thereto, and upon payment of the agreed-upon consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of Delaware.

4. With respect to any Units offered by the Company pursuant to the Registration Statement (the “Offered Units”), when (a) the general conditions shall have been satisfied, (b) the shares of Common Stock, shares of Preferred Stock, Warrants or other securities or a combination thereof included in such Offered Units have been duly authorized for issuance by the Company, (c) the terms of the Offered Units have been established in accordance with the applicable Unit Agreement, and (d) the Offered Units have been duly executed (if certificated) and delivered in accordance with the provisions of the applicable Unit Agreement, the Offered Units, when issued and sold or otherwise distributed in accordance with the provisions of the applicable Unit Agreement and, if distributed pursuant to an underwritten offering, in accordance with the provisions of the underwriting agreement or purchase agreement with respect thereto, and upon payment of the agreed-upon consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of Delaware.

May 21, 2024

Our opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of America to the extent referred to specifically herein, in each case as are, in our professional judgment, normally applicable to transactions of the type contemplated by the Registration Statement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. This opinion letter speaks only as of the date hereof, and we make no undertaking, and expressly disclaim any duty or obligation, to supplement or update this opinion letter or the opinion expressed herein, if after the date of this opinion letter, facts and/or circumstances come to our attention, and/or changes in the law occur, which could affect such opinion. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the transaction agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the transaction agreements constitutes the valid and binding obligation of each party to such transaction agreement, enforceable against such party in accordance with its terms; and

(d) we have assumed that any Warrants and Units that may be issued will be manually authenticated, signed or countersigned, as the case may be, by duly authorized officers of any Warrant Agent and Unit Agent, as the case may be.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP